Clifton Savings Bancorp, Inc. Announces
2nd Quarter Results

Clifton, New Jersey – November 5, 2012 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and six months ended September 30, 2012.  Net income was $1.75 million for the three months ended September 30, 2012, a decrease of $321,000, or 15.5%, as compared to $2.07 million for the three months ended September 30, 2011. Net income was $3.57 million for the six months ended September 30, 2012, a decrease of $292,000, or 7.6%, as compared to $3.86 million for the six months ended September 30, 2011. Net income decreased for the three months ended September 30, 2012 primarily as a result of a decrease of $315,000, or 5.1%, in net interest income, an increase of $192,000 in provision for loan losses, a $527,000 loss on extinguishment of debt, and an increase of $136,000, or 4.2%, in noninterest expenses, partially offset by a gain on sale of securities of $647,000 and a decrease of $189,000, or 16.6%, in income taxes. Net income decreased for the six months ended September 30, 2012 primarily as a result of a decrease of $600,000, or 4.8%, in net interest income, an increase of $232,000, or 386.7%, in provision for loan losses, a $99,000 loss on the write-down of land held for sale, and a $527,000 loss on extinguishment of debt, partially offset by a gain on sale of securities of $647,000, a decrease of $307,000, or 4.3%, in noninterest expenses, and a decrease of $196,000, or 9.2%, in income taxes. Basic and diluted earnings per common share were $0.07 for the three months ended September 30, 2012, a decrease of $0.01, or 12.5%, as compared to $0.08 for the three months ended September 30, 2011. Basic and diluted earnings per common share were $0.14 for the six months ended September 30, 2012, a decrease of $0.01, or 6.7%, as compared to $0.15 for the six months ended September 30, 2011. Cash dividends declared per common share were $0.06 for the three months ended September 30, 2012, an increase of $0.06, as compared to $0.00 for the three months ended September 30, 2011. The Company declared both its first and second quarter 2011 dividends during the quarter ended June 30, 2011 and therefore did not declare any cash dividends during the three months ended September 30, 2011.  Cash dividends declared per common share were $0.12 for both the six months ended September 30, 2012 and September 30, 2011.

Net interest income decreased $315,000, or 5.1%, for the three months ended September 30, 2012, to $5.88 million as compared to $6.19 million for three months ended September 30, 2011, despite a slight increase of 4 basis points in net interest margin and an increase of $14.9 million in average net interest-earning assets, due to the reduced average size of the balance sheet. Average interest-earning assets decreased $71.9 million, or 6.8%, during the three months ended September 30, 2012, which consisted of a decrease of $110.7 million in investment securities, partially offset by increases of $13.2 million in loans, $21.2 million in mortgage-backed securities, and $4.4 million in other interest-earning assets. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists mainly of U.S. government-sponsored or guaranteed enterprises. Loans increased as origination and purchased loan volumes slightly exceeded repayment levels. Mortgage-backed securities increased as some of the cash flows from investment securities were used to purchase these types of securities. Other interest-earning assets increased as some funds received from called investment securities during the quarter had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities decreased $86.8 million, or 9.4%, during the three months ended September 30, 2012, primarily as a result of a decrease of $53.8 million in interest-bearing deposits, as the Bank continued a strategy of pricing deposits to allow for a controlled outflow of non-core deposits. This was coupled with a decrease of $33.0 million in borrowings during the three months ended September 30, 2012, as long-term borrowings were repaid, including $16.2 million which was paid off in advance of its maturity.  Net interest margin increased to 2.37% for the quarter ended September 30, 2012 from 2.33% for the quarter ended September 30, 2011.  The net interest rate spread increased 6 basis points to 2.15% for the quarter ended September 30, 2012, as the 34 basis point decrease to 1.46% in the average rate paid on interest-bearing liabilities was mostly offset by the 28 basis point decrease to 3.61% in the average yield earned on interest-earning asset.

Net interest income decreased $600,000, or 4.8%, for the six months ended September 30, 2012, to $12.03 million as compared to $12.63 million for six months ended September 30, 2011, reflecting a decrease of 2 basis points in net interest margin partially offset by an increase of $24.9 million in average net interest-earning assets. Average interest-earning assets decreased $42.1 million, or 4.0%, during the six months ended September 30, 2012, which consisted of a decrease of $81.2 million in investment securities, partially offset by increases of $6.0 million in loans, $27.2 million in mortgage-backed securities, and $6.0 million in other interest-earning assets. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists of mainly U.S. government-sponsored or guaranteed enterprises. Loans increased as origination and purchased loan volumes slightly exceeded repayment levels.  Mortgage-backed securities increased as some of the cash flows from investment securities were used to purchase these types of securities. Other interest-earning assets increased as some funds received from called investment securities during the quarter had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities decreased $67.0 million, or 7.2%, during the six months ended September 30, 2012, primarily as a result of a decrease of $40.5 million in interest-bearing deposits, as the Bank continued a strategy of pricing deposits to allow for a controlled outflow of non-core deposits. This was coupled with a decrease of $26.0 million in borrowings during the six months ended September 30, 2012, as long-term borrowings were repaid, including $16.2 million which was paid off in advance of its maturity. Net interest margin decreased to 2.38% for the six months ended September 30, 2012 from 2.40% for the six months ended September 30, 2011.  The net interest rate spread decreased 2 basis points to 2.15% for the six months ended September 30, 2012, as the 32 basis point decrease to 3.66% in the average yield earned on interest-earning assets was mostly offset by the 30 basis point decrease to 1.51% in the average rate paid on interest-bearing liabilities.

The provision for loan losses increased to $192,000 for the three months ended September 30, 2012 as compared to no provision being recorded for the three months ended September 30, 2011. The provision for loan losses increased $232,000, or 386.7%, to $292,000 for the six months ended September 30, 2012 as compared to $60,000 for the six months ended September 30, 2011. During the three and six months ended September 30, 2012, there was an $82,000 charge-off recorded on a one-to-four-family residential real estate loan which was repossessed in July 2012 and is classified as real estate owned as of September 30, 2012. There were no charge-offs recorded during the three and six months ended September 30, 2011. Non-accrual loans increased $409,000, or 10.8%, from $3.8 million at March 31, 2012 to $4.2 million at September 30, 2012, and increased $1.1 million, or 35.5%, from $3.1 million at September 30, 2011. At September 30, 2012, non-accrual loans consisted of twenty-three loans secured by one- to four-family residential real estate, three second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. Included in these non-accrual loans at September 30, 2012 are seven loans totaling $787,000 that are current or less than ninety days delinquent. At September 30, 2011, no loans less than ninety days delinquent were included in non-accrual loans. In December 2011, the Bank amended its non-accrual policy to expand the classification of non-accrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. This change in policy is the reason for a large portion of the increase in non-accrual loans from September 2011 to September 2012. The percentage of non-performing loans to total loans increased 5 basis points from 0.86% at March 31, 2012 to 0.91% at September 30, 2012, and increased 22 basis points compared to 0.69% at September 30, 2011. The increase in the provision for loan losses for the three and six months ended September 30, 2012 compared to the comparable prior year periods was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance.

The loss on the extinguishment of debt of $527,000, and the gain on sale of securities of $647,000 resulted from a deleveraging strategy implemented in July 2012. No such transactions occurred during the three and six months ended September 30, 2011.  During the quarter ended September 30, 2012, $16.2 million in advances which had a weighted average rate of 3.67% were extinguished. This was funded by the sale of $8.2 million of mortgage-backed securities and by cash.

The loss on the write-down of land held for sale increased $99,000 during the six months ended September 30, 2012, as compared to no write-down being recorded for the six months ended September 30, 2011. There were no write-downs during the quarters ended September 30, 2012 and 2011.  During the first quarter of fiscal 2012, land held for sale was written-down to the contract sales price less estimated costs to sell. The property was sold in July 2012.

Non-interest expense increased $136,000, or 4.2%, to $3.38 million for the three months ended September 30, 2012, as compared to $3.25 million for the three months ended September 30, 2011. The increase was primarily the result of increases of $94,000, or 5.4%, in salaries and employee benefits expense, and $34,000, or 7.9%, in other expenses.

Non-interest expense decreased $307,000, or 4.3%, to $6.80 million for the six months ended September 30, 2012, as compared to $7.11 million for the six months ended September 30, 2011. The decrease was primarily the result of decreases of $376,000, or 80.5%, in legal expenses, and $100,000, or 9.3%, in other expenses partially offset by an increase of $163,000, or 4.6%, in salaries and employee benefits expense. The decrease in legal expenses was primarily due to the expensing of legal fees totaling $302,000 during the 2011 period as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011. The decrease in other expenses was partially due to accounting, consulting, and regulatory application fee costs of $225,000 that were expensed in the 2011 period as a result of the withdrawal of the second-step conversion application. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of an enterprise risk officer and compliance officer in the 2012 period, along with normal annual salary increases.

Income taxes decreased $189,000, or 16.6%, to $950,000 for the three months ended September 30, 2012, as compared to $1.14 million for the three months ended September 30, 2011. Income taxes decreased $196,000, or 9.2%, to $1.93 million for the six months ended September 30, 2012, as compared to $2.13 million for the six months ended September 30, 2011. The decrease in income taxes for both periods was the result of lower pre-tax income.  The effective income tax rate was 35.2% for the three month 2012 period compared with 35.5% for the three month 2011 period, and 35.2% for the six month 2012 period compared with 35.6% for the six month 2011 period.

The Company’s total assets decreased $65.2 million, or 5.9%, to $1.036 billion at September 30, 2012, from $1.101 billion at March 31, 2012.  Net loans increased $18.0 million, or 4.1%, to $454.8 million at September 30, 2012 from $436.8 million at March 31, 2012 as origination volume and purchases of loans were higher than repayment levels. Securities, including both available for sale and held to maturity issues, decreased $81.6 million, or 14.2%, to $492.6 million at September 30, 2012, from $574.2 million at March 31, 2012 primarily as a result of investment security calls and repayments of principal on mortgage-backed securities. Cash and cash equivalents decreased $449,000, or 1.1%, to $39.8 million at September 30, 2012 from $40.3 million at March 31, 2012.

           Total liabilities decreased $65.7 million, or 7.2%, to $849.3 million at September 30, 2012 from $915.0 million at March 31, 2012.  Deposits decreased $43.6 million, or 5.3%, from $826.3 million at March 31, 2012 to $782.6 million at September 30, 2012. The decrease in deposits was due to the Company’s continued strategy of pricing deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the current economic environment. Borrowed funds decreased $23.3 million, or 29.6%, to $55.4 million at September 30, 2012 as compared to $78.7 million at March 31, 2012. During the six months ended September 30, 2012, $7.1 million of long-term borrowings were repaid in accordance with their original terms, and $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012. The average rate of outstanding borrowings as of September 30, 2012 was 3.83%.

Total stockholders’ equity increased $495,000, or 0.3%, to $187.0 million at September 30, 2012 from $186.5 million at March 31, 2012. The increase resulted primarily from net income of $3.57 million, partially offset by cash dividends declared of $3.08 million. At September 30, 2012, there were 26,138,815 shares of Company common stock outstanding.

John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “The government has delivered a double whammy to small community banks by reducing interest rates and increasing regulatory expenses. By reducing interest rates, the government tries to help troubled homeowners carry their mortgage expenses. This has reduced the net interest margin and spread which used to fund interest paid to depositors and dividends paid to shareholders. In addition, many community banks have incurred increased regulatory expenses due to higher compliance and tracking expenses resulting from the Dodd-Frank Act and related regulatory initiatives.

Although net income decreased this quarter, we are pleased to report:

● ●	Net interest rate spread increased six basis points to 2.15%; Net interest margin increased from 2.33% to 2.37%;
●	Mortgage-backed securities increased;
●	Loans increased 4.1% to $454.8 million;
●	There was only one charge-off of $82,000 on a repossessed residential loan currently classified as other real estate owned;
●	Twenty-seven non-accrual loans only amounted to $4.2 million on a total portfolio of 2,223 loans totaling $454.8 million; and
●	The percentage of non-performing loans remained under 1.0%.

In this quarter we also continued to lend to low- and moderate income-borrowers and geographies in order to improve our Community Reinvestment Act (CRA) rating.”

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At September 30,	At March 31,
	2012	2012
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,036,255	$1,101,440
Loans receivable, net	454,806	436,833
Cash and cash equivalents	39,808	40,257
Securities	492,582	574,209
Deposits	782,646	826,275
FHLB advances	55,387	78,679
Total stockholders' equity	186,956	186,461

	Three Months
	Ended September 30,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$8,940	$10,345
Interest expense	3,064	4,154
Net interest income	5,876	6,191
Provision for loan losses	192	-
Net interest income after
provision for loan losses	5,684	6,191
Noninterest income	276	272
Loss on extinguishment of debt	(527)	-
Gain on sale of securities	647	-
Net (loss) on sale/disposal of
premises and equipment	-	(9)
Noninterest expense	3,382	3,246
Income before income taxes	2,698	3,208
Income taxes	950	1,139
Net income	$1,748	$2,069
Basic and diluted earnings per share	$0.07	$0.08

	Six Months
	Ended September 30,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$18,530	$20,997
Interest expense	6,500	8,367
Net interest income	12,030	12,630
Provision for loan losses	292	60
Net interest income after
provision for loan losses	11,738	12,570
Noninterest income	546	539
Loss on write-down of land held for sale	(99)	-
Loss on extinguishment of debt	(527)	-
Gain on sale of securities	647	-
Net (loss) on sale/disposal of
premises and equipment	-	(9)
Noninterest expense	6,803	7,110
Income before income taxes	5,502	5,990
Income taxes	1,934	2,130
Net income	$3,568	$3,860
Basic and diluted earnings per share	$0.14	$0.15

At or For the Six Months Ended	At or For the Three Months Ended
September 30,	September 30,
2012	2011	2012	2011
Performance Ratios (1):
Return on average assets	0.67%	0.68%	0.66%	0.73%
Return on average equity	3.82%	4.25%	3.74%	4.54%
Interest rate spread (2)	2.15%	2.17%	2.15%	2.09%
Net interest margin (3)	2.38%	2.40%	2.37%	2.33%
Noninterest expense to average assets	1.27%	1.26%	1.28%	1.14%
Efficiency ratio (4)	54.00%	54.03%	53.92%	50.29%
Average interest-earning assets to
average interest-bearing liabilities	1.18	x	1.14	x	1.18	x	1.15	x
Average equity to average assets	17.41%	16.06%	17.72%	16.07%
Basic and diluted earnings per share	$0.14	$0.15	$0.07	$0.08
Dividends per share (5)	$0.12	$0.12	$0.06	$0.00
Dividend payout ratio (5)	86.21%	27.25%	87.99%	0.00%

Capital Ratios (6):
Core (tier 1) capital	15.82%	14.51%	15.82%	14.51%
Tier 1 risk-based capital	39.30%	40.84%	39.30%	40.84%
Total risk-based capital	39.86%	41.32%	39.86%	41.32%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.50%	0.44%	0.50%	0.44%
Allowance for loan losses as a percent of
nonperforming loans	54.98%	63.21%	54.98%	63.21%
Net charge-offs to average outstanding
loans during the period	0.02%	0.00%	0.02%	0.00%
Nonperforming loans as a percent of
total gross loans	0.91%	0.69%	0.91%	0.69%
Nonperforming assets as a percent of
total assets	0.43%	0.27%	0.43%	0.27%

Other Data:
Number of:
Real estate loans outstanding	2,223	2,224	2,223	2,224
Deposit accounts	30,204	32,656	30,204	32,656
Full service customer service facilities	12	12	12	12

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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4)   Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.

(5) Reflects only shares of common stock held by stockholders other than Clifton MHC for 2011 periods.
(6) Ratios are for Clifton Savings Bank, on a consolidated basis, only.